Exhibit 99.1

LMP Announces Closings on its Stage 1 Acquisitions and Expects its Highest Revenue and Gross Profit this Month in the History of the Company

March 5, 2021

FORT LAUDERDALE, FL / GLOBE NEWSWIRE / March 5, 2021/ LMP Automotive Holdings, Inc. (NASDAQ: LMPX), an e-commerce and facilities-based automotive retailer in the United States, today announced closings on its stage 1 acquisitions, which it expects to lead to its highest revenue and gross profit this month in the history of the company.

o	Revenues are expected to increase over 700% this month compared to our average month in the third quarter of 2020, as a result of these closings, which are expected to be immediately accretive to income.

Sam Tawfik, LMP’s Chief Executive Officer, stated “On behalf of the board of directors, myself and the LMP team, I want welcome our new partners to the LMP family. We all look forward to working together to expand on your historical successes. I also want to thank Richard Aldahan, our Chief Operating Officer, who demonstrated his experience and professionalism in being the mid-wife to these transactions, carrying them from origination to consummation. Also, our Chief Financial Officer Evan Bernstein, who was integral throughout the process in all that is involved to execute a multi-state, multi dealership group and real estate closing all within 48 hours.”

Mr. Tawfik concluded “These partnerships significantly expand our inventory on our proprietary e-commerce platform as well as our sales and fulfillment footprint in some of the fastest growing regions in the United States. Importantly, we will also have a more cost-efficient e-commerce fulfillment, reconditioning, and service capacity network. This also increases our vehicle storage capacity by approximately 6,000 units, which enables us to significantly expand our sales. Our e-commerce systems are already staged to synchronize inventory with all of the acquired dealerships, and we intend to begin synchronizing inventory in the coming weeks. This will enable us to significantly increase inventory on both our lmpmotors.com website and mobile app. We plan to expedite and expand the roll-out of our hybrid e-commerce order online, get it delivered or pick up from store strategy. We will expand our free delivery radius by cutting out multiple legs of costly transportation, logistics and reconditioning costs, thus increasing margins and enhancing profitability.”

Richard Aldahan, LMP’s Chief Operating Officer, stated, “This is a transformative event for LMP as we are officially a part of the elite public franchise dealership group. There has not been a new entrant in this sector in over 15 years. We have closed 8 of our 13 dealership acquisitions, comprised of Beckley Buick GMC, WV; King Coal Chevrolet, WV; Hometown Kia, WV; Princeton Pre-owned, WV; Lewisburg Pre-owned, WV; Summerville Pre-Owned, WV; Kia of Cape Coral, Fl.; Kia of Port Charlotte Fl. and 4 parcels of real-estate encompassing approximately 60 acres, representing approximately 84% of the total anticipated Stage 1 income. We plan on closing the remaining 5 acquisitions in the coming weeks on a rolling close basis.”

Evan Bernstein, LMP’s Chief Financial Officer, added "LMP’s unique partnership model is attracting much interest amongst dealership groups who want to diversify and grow as well as stay in the game. We are experiencing record deal flow and expect many more transactions in the near future. The talent in our combined organizations along with the resilience and stability of our business model makes us a stronger and a more diversified company. We believe the best is yet to come.”

ABOUT LMP AUTOMOTIVE HOLDINGS, INC.

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) is a growth company with a long-term plan to profitably consolidate and partner with automotive dealership groups in the United States. We offer a wide array of products and services fulfilling the entire vehicle ownership lifecycle, including new and used vehicles, finance and insurance products and automotive repair and maintenance.

Our proprietary e-commerce technology and strategy are designed to disrupt the industry by leveraging our experienced teams, growing selection of owned inventories and physical logistics network. We seek to provide customers with a seamless experience both online and in person. Our physical logistics network enables us to provide convenient, free delivery points for customers and provide services throughout the entire ownership life cycle. We use digital technologies to lower our customer acquisition costs, achieve operational efficiencies and generate additional revenues. Our unique growth model generates significant cash flows, which funds our innovation and expansion into new geographical markets, along with strategically building out dealership networks, creating personal transportation solutions that consumers desire.

Investor Relations:

LMP Automotive Holdings, Inc.

500 East Broward Boulevard, Suite 1900

Fort Lauderdale, FL 33394

investors@lmpah.com

For more information visit: https://lmpmotors.com/.

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.